Exhibit 99.1

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan(651) 250-2809

Andrew C. Hedberg(651) 250-2185

ECOLAB FOURTH QUARTER REPORTED DILUTED EPS $1.24

ADJUSTED DILUTED EPS $1.25, +2%

EXPECTS FULL YEAR 2017 ADJUSTED DILUTED EPS OF $4.70 TO $4.90

2017 adjusted diluted EPS forecast includes estimated $0.07  (2%) currency headwind

FOURTH QUARTER HIGHLIGHTS:

•	Reported diluted EPS $1.24
•	Adjusted diluted EPS $1.25, +2%, and included a $0.02 (2%) currency headwind
•	Solid Global Institutional, Global Industrial and Other segment growth +4%, along with margin expansion, offset an anticipated Global Energy sales decline

2017 FORECAST:

•

2017 adjusted diluted EPS forecast of $4.70 to $4.90, +8% to 12%, as continued solid growth in Global Institutional, Global Industrial and Other segments, along with improving Global Energy segment results, drive performance

	Fourth Quarter Ended December 31
	Reported			Adjusted *
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2016	2015	Change	2016	2015	Change
Net sales	$ 3,352.1	$ 3,412.0	(2)%	$ 3,352.1	$ 3,412.0	(2)%
Operating income	556.9	322.8	73%	564.8	566.7	0%
Net income attributable to Ecolab	366.3	208.9	75%	368.2	366.7	0%
Diluted earnings per share	$ 1.24	$ 0.69	80%	$ 1.25	$ 1.22	2%

				Adjusted *
	Fixed Currency Rates *		%	Fixed Currency Rates		%
	2016	2015	Change	2016	2015	Change
Net sales	$ 3,307.4	$ 3,342.1	(1)%	$ 3,307.4	$ 3,342.1	(1)%
Operating income	548.6	311.6	76%	556.5	555.5	0%

*  See “Non-GAAP Financial Information” section of this release for further discussion

ST. PAUL, Minn., February 21, 2017: Continued solid Global Institutional, Global Industrial and Other segment sales growth along with margin expansion more than offset expected lower Global Energy segment results to deliver 2% fourth quarter adjusted diluted earnings per share growth, which included an unfavorable $0.02 per share (2 percentage point) impact from currency translation.

CEO comment

“Continued solid fixed currency growth by our Institutional, Industrial and Other segments led results and outpaced lackluster global end markets. New business wins, new products and a focus on sales execution, along with pricing and cost efficiencies, drove the segment gains. The Energy segment continued to stabilize, delivering fourth quarter sales and operating income that were sequentially the same as the third quarter.

“We have performed well over the past two years through a very challenging business environment, defined by slow overall global growth, a strengthening dollar and substantial declines in the energy market. While our results were dramatically impacted by both currency and energy markets, our businesses have continued to execute well.  We have outperformed our markets and key global competitors as we built share through our sales and innovation efforts, improved our margins and grew earnings while at the same time making the critical investments that will drive our future growth.

“We expect to deliver more Ecolab-like results in 2017.  While we believe global economic growth will remain sluggish, we expect the energy market to stabilize around current levels and currency translation challenges to moderate.  Against this backdrop, we will once again drive outperformance through new product and service solutions to better serve our customers and, along with pricing and close attention to our costs, improve our margins. Our value proposition is robust and the need for our products and services continues to increase. We have a strong team, excellent market positions and a commitment to win. Our opportunities remain large and attractive and our capacity to capture them is stronger than ever. Importantly, while we are committed to delivering improved growth and shareholder returns in 2017, we will continue to make the needed investments to deliver even better growth in the years ahead.”

Fourth Quarter 2016 Consolidated Results

Ecolab's fourth quarter reported and fixed currency sales decreased 2% and 1%, respectively. Acquisition adjusted fixed currency sales declined 1% when compared to the prior year.

Fourth quarter 2016 reported operating income increased 73%, while fixed currency reported operating income increased 76%. Both reported fourth quarter 2016 and 2015 results include special gains and charges. Excluding special gains and charges, fourth quarter 2016 adjusted operating income was flat against fourth quarter 2015. Excluding special gains and charges and at fixed currency rates, adjusted fixed currency operating income rose slightly. Our reported operating income margin increased 710 basis points, and our adjusted fixed currency operating income margin increased 20 basis points. The increase in adjusted fixed currency operating income and improvement in adjusted fixed currency operating income margin was driven by pricing, volume growth and cost savings initiatives in our Global Institutional, Global Industrial and Other segments, which was partially offset by a decline in Global Energy results.

Fourth quarter 2016 reported net income attributable to Ecolab increased 75% and reported diluted earnings per share increased 80%. Excluding special gains and charges and discrete tax items, adjusted net income attributable to Ecolab was flat and adjusted diluted earnings per share increased 2% against fourth quarter 2015. Our fourth quarter 2016 adjusted diluted earnings per share include a $0.02 per share (2 percentage point) currency headwind (including the impact of the Venezuela deconsolidation of $0.01 per share) against fourth quarter 2015.

The reported income tax rate for the fourth quarter of 2016 was 23.9%, compared with the reported rate of 14.4% in the fourth quarter of 2015. Excluding the tax rate impact of the special gains and charges and discrete tax items, the adjusted tax rate was 24.7% in the fourth quarter of 2016 compared with 24.2% for the same period last year. The increase in our adjusted tax rate was primarily driven by the annualization of the research and development tax credit in 2016 compared with the prior year’s full recognition in the fourth quarter.

Fourth Quarter 2016 Segment Review

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. We also provide our segment results based on public currency rates for informational purposes.

Acquisition adjusted growth rates generally exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude the Venezuelan results of operations from both the current period and comparable period of the prior year.

Global Industrial

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2016	2015	% Change	% Change

Fixed currency
Sales	$ 1,200.6	$ 1,176.6	2%	2%
Operating income	203.2	196.2	4%	5%
Operating income margin	16.9%	16.7%
Acq. adj. operating income margin	16.9%	16.6%

Public currency
Sales	$ 1,222.9	$ 1,203.4	2%
Operating income	208.2	198.1	5%

Global Industrial fixed currency sales rose 2%, led by strong gains in Paper, with modest increases in Food & Beverage and Water. Latin America led the Global Industrial regional growth, with modest gains in North America. Acquisition adjusted fixed currency operating income rose 5%  as improved volume and mix, pricing and cost savings initiatives more than offset modestly higher delivered product costs.

Global Institutional

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2016	2015	% Change	% Change

Fixed currency
Sales	$ 1,141.2	$ 1,089.2	5%	5%
Operating income	258.8	224.9	15%	16%
Operating income margin	22.7%	20.6%
Acq. adj. operating income margin	23.0%	20.8%

Public currency
Sales	$ 1,150.2	$ 1,102.0	4%
Operating income	259.3	227.2	14%

Global Institutional fixed currency sales grew 5%, with results led by our Specialty and Healthcare businesses. Sales for the segment showed good growth in Latin America and North America.  Acquisition adjusted fixed currency operating income increased 16% as pricing, sales volume gains and a significant increase in the Healthcare margin versus last year  (which included the impact of a voluntary recall) more than offset investments in the business and modestly higher delivered product costs.

Global Energy

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2016	2015	% Change	% Change

Fixed currency
Sales	$ 760.6	$ 885.1	(14)%	(14)%
Operating income	98.3	140.3	(30)%	(29)%
Operating income margin	12.9%	15.9%
Acq. adj. operating income margin	12.8%	15.5%

Public currency
Sales	$ 774.3	$ 913.0	(15)%
Operating income	101.9	147.2	(31)%

Global Energy fixed currency sales declined 14% reflecting decreases in both the upstream and downstream businesses. The fourth quarter 2016 comparison included the previously discussed impact of favorable one-time sales in 2015 and unfavorable customer business disruptions in 2016.  Acquisition adjusted fixed currency operating income decreased 29% due to lower sales volume and reduced pricing, which more than offset cost reduction actions, delivered product cost savings and synergies.

Other

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2016	2015	% Change	% Change

Fixed currency
Sales	$ 205.0	$ 191.2	7%	7%
Operating income	37.9	35.6	6%	6%
Operating income margin	18.5%	18.6%
Acq. adj. operating income margin	18.5%	18.6%

Public currency
Sales	$ 204.7	$ 193.6	6%
Operating income	37.5	36.4	3%

The Other segment fixed currency sales increased 7% driven by strong growth in Pest Elimination. Sales for the segment showed good growth in Asia Pacific, North America and Latin America. Fixed currency operating income rose 6% as pricing and sales volume gains were partially offset by investments in the business and higher fleet-related costs in the quarter.

Corporate

Corporate segment expense includes amortization expense of $42 million in both the fourth quarter of 2016 and 2015 related to the Nalco merger intangible assets. Corporate expense also includes special gains and charges. Total special gains and charges for the fourth quarter of 2016 were insignificant on a net basis. Special gains and charges for the fourth quarter of 2015 were a net charge of $242 million ($165 million after-tax) and primarily consisted of a $123 million charge related to the deconsolidation of our Venezuelan business and $63 million related to restructuring costs. The remainder of the special gains and charges consisted primarily of an asset impairment and wage-hour litigation-related charges.

Business Outlook

2017

Ecolab expects full year 2017 adjusted diluted earnings per share in the $4.70 to $4.90 range, rising 8% to 12%. We expect the second half of the year to show better earnings growth comparisons than the first half.

Adjusted diluted earnings per share do not reflect the net impact of future special gains and charges or discrete tax items. We expect a full year special charge, including deal, integration and inventory step-up costs associated with Swisher and recently announced Anios acquisition, to be approximately $0.06 per share. Discrete tax items are expected to be favorable, resulting from adoption of accounting changes with regards to tax benefits on share-based compensation. We are not forecasting the net impact of special gains and charges or other discrete tax items, as such amounts, other than those associated with Swisher and Anios, are not currently quantifiable.

When compared with our 2016 performance, we expect improved acquisition adjusted fixed currency sales growth in our Global Institutional, Global Industrial and Other segments with stabilizing Global Energy segment sales. We anticipate improved adjusted gross margin driven by pricing and cost efficiency actions that offset higher delivered product costs, with a similar selling, general and administrative (“SG&A”) ratio to sales, lower interest expense and a similar adjusted tax rate versus 2016.

At current rates of exchange, we expect foreign currency translation to have an unfavorable impact of approximately 1 percentage point on full year sales and an estimated 2 percentage point (approximately $0.07 per share) unfavorable impact on diluted earnings per share.

Our detailed outlook for the full year of 2017 is as follows:

Adjusted Gross Margin, excluding special gains and charges	48% to 49%
SG&A % of Sales	approx. 33%
Interest expense, net	approx. $250 million
Adjusted tax rate	approx. 25%
Noncontrolling interest	approx. $0.05
Adjusted EPS, excluding special gains and charges	$4.70 - $4.90
Diluted shares	approx. 293 million

Reported 2016 diluted earnings per share of $4.14 included special gains and charges and discrete tax items. Excluding these items, 2016 adjusted diluted earnings per share were $4.37.

2017 — First Quarter

Ecolab expects first quarter 2017 adjusted diluted earnings per share in the $0.77 to $0.83 range, compared with adjusted diluted earnings per share of $0.77 a year ago.

We expect a first quarter 2017 special charge associated with Swisher and the recently announced Anios acquisition to be approximately $0.03 per share. Discrete tax items are expected to largely result from the adoption of updated accounting standards with regards to tax benefits on share-based compensation. We are not forecasting the net impact of discrete tax items or special gains and charges as the amounts, other than those associated with Swisher and Anios, are not currently quantifiable.

At current rates of exchange, we expect foreign currency to have an unfavorable 1 percentage point (approximately $0.01) impact on diluted earnings per share.

Our detailed outlook for the first quarter of 2017 is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx. 47%
SG&A % of Sales	approx. 35%
Interest expense, net	$60 million to $65 million
Adjusted tax rate	approx. 25%
Noncontrolling interest	approx. $0.01
Adjusted EPS, excluding special gains and charges	$0.77 - $0.83
Diluted shares	approx. 295 million

Reported first quarter 2016 diluted earnings per share of $0.77 included special gains and charges and discrete tax items. Excluding these items, first quarter 2016 adjusted diluted earnings per share were also $0.77.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2016 sales of $13 billion and 48,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the fourth quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or other compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including forecasted 2017 first quarter and full-year financial and business results, including sales growth, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted tax rate, noncontrolling interest, adjusted diluted earnings per share and diluted shares outstanding, pricing, margin improvement, energy market conditions, foreign currency,  and special gains and charges and quantifiable discrete tax items. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to attract and retain high caliber management talent to lead our business; our ability to execute key business initiatives; potential information technology infrastructure failures and cybersecurity attacks; exposure to global economic, political and legal risks related to our international operations including with respect to our operations in Russia; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; our ability to develop competitive advantages through innovation; difficulty in procuring raw materials or fluctuations in raw material costs; our substantial indebtedness; our ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; changes in tax law and unanticipated tax liabilities; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•	fixed currency sales
•	acquisition adjusted fixed currency sales
•	adjusted cost of sales
•	adjusted gross margin
•	fixed currency operating income
•	fixed currency operating income margin

•	adjusted operating income
•	adjusted fixed currency operating income
•	adjusted fixed currency operating income margin
•	acquisition adjusted fixed currency operating income
•	acquisition adjusted fixed currency operating income margin
•	adjusted tax rate
•	adjusted net income attributable to Ecolab
•	adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin and operating income exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2016. Fixed currency amounts also reflect all Venezuelan bolivar operations, prior to the deconsolidation of our Venezuelan operations, at a Marginal Currency System (“SIMADI”) rate of approximately 200 bolivares to 1 U.S. dollar, which was the approximate conversion rate for SIMADI at year end 2015.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude the Venezuelan results of operations from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

 (unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31%			December 31%
(millions, except per share)	2016	2015	Change	2016	2015	Change

Net sales	$ 3,352.1	$ 3,412.0	(2)%	$ 13,152.8	$ 13,545.1	(3)%
Cost of sales (1)	1,745.1	1,831.7	(5)%	6,898.9	7,223.5	(4)%
Selling, general and administrative expenses	1,046.3	1,058.8	(1)%	4,299.4	4,345.5	(1)%
Special (gains) and charges (1)	3.8	198.7		39.5	414.8
Operating income	556.9	322.8	73%	1,915.0	1,561.3	23%
Interest expense, net	68.3	62.3	10%	264.6	243.6	9%
Income before income taxes	488.6	260.5	88%	1,650.4	1,317.7	25%
Provision for income taxes	116.6	37.6	210%	403.3	300.5	34%
Net income including noncontrolling interest	372.0	222.9	67%	1,247.1	1,017.2	23%
Net income attributable to noncontrolling interest (1)	5.7	14.0		17.5	15.1
Net income attributable to Ecolab	$ 366.3	$ 208.9	75%	$ 1,229.6	$ 1,002.1	23%

Earnings attributable to Ecolab per common share
Basic	$ 1.26	$ 0.71	77%	$ 4.20	$ 3.38	24%
Diluted	$ 1.24	$ 0.69	80%	$ 4.14	$ 3.32	25%

Weighted-average common shares outstanding
Basic	291.7	295.8	(1)%	292.5	296.4	(1)%
Diluted	295.5	300.6	(2)%	296.7	301.4	(2)%

(1) Special (gains) and charges in the Consolidated Statement of Income above include the following:

(millions)	2016	2015		2016	2015

Cost of sales
Restructuring related activities	$ (1.3)	$ 14.4		$ (0.4)	$ 16.5
Inventory costs	(6.2)	(14.5)		(6.2)	(14.5)
Inventory reserve	-	20.6		-	20.6
Energy related charges	11.6	-		62.6	-
Fixed asset impairment and other inventory charges	-	24.7		10.0	24.7
Venezuela related activities	-	-		-	33.3
Subtotal	4.1	45.2		66.0	80.6

Special (gains) and charges
Restructuring related activities	(1.9)	50.6		(8.7)	83.8
Champion and Nalco integration costs	-	3.8		-	18.7
Energy related charges	1.6	-		14.2	-
Venezuela related activities	-	123.4		(7.8)	256.0
Other	4.1	20.9		41.8	56.3
Subtotal	3.8	198.7		39.5	414.8

Operating income subtotal	7.9	243.9		105.5	495.4

Net income attributable to noncontrolling interest
Restructuring related activities	-	(1.7)		-	(1.7)
Venezuela related activities	-	-		-	(11.1)
Subtotal	-	(1.7)		-	(12.8)

Total special (gains) and charges	$ 7.9	$ 242.2		$ 105.5	$ 482.6

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

 (unaudited)

	Fourth Quarter Ended December 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2016	2015	Change	2016	2015	Change
Net Sales
Global Industrial	$ 1,200.6	$ 1,176.6	2%	$ 1,222.9	$ 1,203.4	2%
Global Institutional	1,141.2	1,089.2	5%	1,150.2	1,102.0	4%
Global Energy	760.6	885.1	(14)%	774.3	913.0	(15)%
Other	205.0	191.2	7%	204.7	193.6	6%
Subtotal at fixed currency rates	3,307.4	3,342.1	(1)%	3,352.1	3,412.0	(2)%
Currency impact	44.7	69.9	*	-	-	*
Consolidated	$ 3,352.1	$ 3,412.0	(2)%	$ 3,352.1	$ 3,412.0	(2)%

Operating Income
Global Industrial	$ 203.2	$ 196.2	4%	$ 208.2	$ 198.1	5%
Global Institutional	258.8	224.9	15%	259.3	227.2	14%
Global Energy	98.3	140.3	(30)%	101.9	147.2	(31)%
Other	37.9	35.6	6%	37.5	36.4	3%
Corporate	(49.6)	(285.4)	*	(50.0)	(286.1)	*
Subtotal at fixed currency rates	548.6	311.6	76%	556.9	322.8	73%
Currency impact	8.3	11.2	*	-	-	*
Consolidated	$ 556.9	$ 322.8	73%	$ 556.9	$ 322.8	73%

	Year Ended December 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2016	2015	Change	2016	2015	Change
Net Sales
Global Industrial	$ 4,617.1	$ 4,485.5	3%	$ 4,709.8	$ 4,726.9	0%
Global Institutional	4,495.6	4,210.9	7%	4,540.3	4,307.6	5%
Global Energy	3,035.8	3,470.8	(13)%	3,092.9	3,747.2	(17)%
Other	806.5	747.1	8%	809.8	763.4	6%
Subtotal at fixed currency rates	12,955.0	12,914.3	0%	13,152.8	13,545.1	(3)%
Currency impact	197.8	630.8	*	-	-	*
Consolidated	$ 13,152.8	$ 13,545.1	(3)%	$ 13,152.8	$ 13,545.1	(3)%

Operating Income
Global Industrial	$ 703.0	$ 626.4	12%	$ 719.9	$ 673.0	7%
Global Institutional	966.7	876.6	10%	972.7	889.2	9%
Global Energy	337.1	465.5	(28)%	348.4	538.0	(35)%
Other	148.1	127.5	16%	148.0	129.3	14%
Corporate	(272.1)	(663.8)	*	(274.0)	(668.2)	*
Subtotal at fixed currency rates	1,882.8	1,432.2	31%	1,915.0	1,561.3	23%
Currency impact	32.2	129.1	*	-	-	*
Consolidated	$ 1,915.0	$ 1,561.3	23%	$ 1,915.0	$ 1,561.3	23%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period, and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	December 31	December 31
(millions)	2016	2015
Assets
Current assets
Cash and cash equivalents	$ 327.4	$ 92.8
Accounts receivable, net	2,341.2	2,390.2
Inventories	1,319.4	1,388.2
Deferred income taxes	-	250.0
Other current assets	291.4	326.3
Total current assets	4,279.4	4,447.5

Property, plant and equipment, net	3,365.0	3,228.3
Goodwill	6,383.0	6,490.8
Other intangible assets, net	3,817.8	4,109.2
Other assets	485.0	365.9
Total assets	$ 18,330.2	$ 18,641.7

Liabilities and Equity
Current liabilities
Short-term debt	$ 541.3	$ 2,205.3
Accounts payable	983.2	1,049.6
Compensation and benefits	516.3	509.0
Income taxes	87.4	52.2
Other current liabilities	891.2	948.3
Total current liabilities	3,019.4	4,764.4

Long-term debt	6,145.7	4,260.2
Postretirement health care and pension benefits	1,019.2	1,117.1
Deferred income taxes	970.2	1,281.2
Other liabilities	204.8	238.4
Total liabilities	11,359.3	11,661.3

Equity
Common stock	352.6	350.3
Additional paid-in capital	5,270.8	5,086.1
Retained earnings	6,975.0	6,160.3
Accumulated other comprehensive loss	(1,712.9)	(1,423.3)
Treasury stock	(3,984.4)	(3,263.5)
Total Ecolab shareholders’ equity	6,901.1	6,909.9
Noncontrolling interest	69.8	70.5
Total equity	6,970.9	6,980.4
Total liabilities and equity	$ 18,330.2	$ 18,641.7

During the first quarter of 2016, we early-adopted the accounting guidance issued in November 2015 that requires all deferred tax assets and liabilities to be classified as noncurrent on the Consolidated Balance Sheet, using the prospective application method. Prior periods have not been retrospectively adjusted for adoption of this guidance.

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions, except percent and per share)	2016	2015	2016	2015

Net sales
Reported GAAP net sales	$ 3,352.1	$ 3,412.0	$ 13,152.8	$ 13,545.1
Effect of foreign currency translation	(44.7)	(69.9)	(197.8)	(630.8)
Non-GAAP fixed currency sales	$ 3,307.4	$ 3,342.1	$ 12,955.0	$ 12,914.3

Cost of sales
Reported GAAP cost of sales	$ 1,745.1	$ 1,831.7	$ 6,898.9	$ 7,223.5
Special (gains) and charges	4.1	45.2	66.0	80.6
Non-GAAP cost of sales	$ 1,741.0	$ 1,786.5	$ 6,832.9	$ 7,142.9

Gross margin
Reported GAAP gross margin	47.9%	46.3%	47.5%	46.7%
Non-GAAP adjusted gross margin	48.1%	47.6%	48.0%	47.3%

Operating income
Reported GAAP operating income	$ 556.9	$ 322.8	$ 1,915.0	$ 1,561.3
Effect of foreign currency translation	(8.3)	(11.2)	(32.2)	(129.1)
Non-GAAP fixed currency operating income	$ 548.6	$ 311.6	$ 1,882.8	$ 1,432.2

Reported GAAP operating income	$ 556.9	$ 322.8	$ 1,915.0	$ 1,561.3
Special (gains) and charges	7.9	243.9	105.5	495.4
Non-GAAP adjusted operating income	564.8	566.7	2,020.5	2,056.7
Effect of foreign currency translation	(8.3)	(11.2)	(32.2)	(129.1)
Non-GAAP adjusted fixed currency operating income	$ 556.5	$ 555.5	$ 1,988.3	$ 1,927.6

Operating income margin
Reported GAAP operating income margin	16.6%	9.5%	14.6%	11.5%
Non-GAAP adjusted fixed currency operating income margin	16.8%	16.6%	15.3%	14.9%

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 366.3	$ 208.9	$ 1,229.6	$ 1,002.1
Special (gains) and charges, after tax	1.6	165.1	62.4	376.9
Discrete tax net expense (benefit)	0.3	(7.3)	3.9	(63.3)
Non-GAAP adjusted net income attributable to Ecolab	$ 368.2	$ 366.7	$ 1,295.9	$ 1,315.7

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.24	$ 0.69	$ 4.14	$ 3.32
Special (gains) and charges, after tax	0.01	0.55	0.21	1.25
Discrete tax net expense (benefit)	0.00	(0.02)	0.01	(0.21)
Non-GAAP adjusted diluted EPS	$ 1.25	$ 1.22	$ 4.37	$ 4.37

Provision for Income Taxes
Reported GAAP tax rate	23.9%	14.4%	24.4%	22.8%
Special gains and charges	0.9	8.3	1.0	(0.4)
Discrete tax items	(0.1)	1.5	(0.2)	3.5
Non-GAAP adjusted tax rate	24.7%	24.2%	25.2%	25.9%

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2015	2015	2015	2015	2015	2015	2015
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.77	$ 1.00	$ 1.77	$ 0.86	$ 2.63	$ 0.69	$ 3.32
Adjustments:
Special (gains) and charges (1)	0.02	0.20	0.22	0.48	0.70	0.55	1.25
Discrete tax expense (benefits) (2)	0.01	(0.13)	(0.12)	(0.06)	(0.19)	(0.02)	(0.21)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.80	$ 1.08	$ 1.87	$ 1.28	$ 3.15	$ 1.22	$ 4.37

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2016	2016	2016	2016	2016	2016	2016
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.77	$ 0.87	$ 1.64	$ 1.27	$ 2.91	$ 1.24	$ 4.14
Adjustments:
Special (gains) and charges (3)	0.01	0.19	0.21	0.00	0.20	0.01	0.21
Discrete tax expense (benefits) (4)	(0.02)	0.01	(0.00)	0.02	0.01	0.00	0.01
Adjusted diluted earnings per share (Non-GAAP)	$ 0.77	$ 1.08	$ 1.85	$ 1.28	$ 3.12	$ 1.25	$ 4.37

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2015 included restructuring charges of $1.6 million, $14.6 million, $10.0 million and $49.3 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2015 also included $3.2 million, $2.8 million, $2.4 million and $2.3 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Champion integration costs. Special (gains) and charges for 2015 also included $0.5 million, $0.1 million, $0.6 million and $0.1 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Nalco integration costs. Special (gains) and charges for 2015 also include charges of $30.2 million, $124.6 million, $80.9 million, net of tax, in the second, third and fourth quarters, respectively, related to Venezuelan charges. Special (gains) and charges for 2015 also included a charge of $15.4 million, net of tax, in the fourth quarter related to a fixed asset impairment. Special (gains) and charges for 2015 also included charges of $13.4 million, $7.8 million and $17.1 million, net of tax, in the second, third and fourth quarters, respectively, primarily related to litigation related charges, a loss on the sale of a portion of our Ecovation business and the net impact of inventory reserve and inventory cost policy harmonization efforts.

(2) The first quarter 2015 discrete tax items net expenses of $2.6 million were driven primarily by a change to a deferred tax liability resulting from the Naperville facility transaction. The second quarter 2015 discrete tax items net benefits of $39.4 million were driven primarily from our ability to recognize a worthless stock deduction for the tax basis in a wholly owned domestic subsidiary. The third quarter 2015 discrete tax items net benefits of $19.2 million were driven primarily by the release of valuation allowances on certain deferred tax assets and a refund claim for taxes paid in a prior period resulting from updated IRS regulations, offset partially by recognizing adjustments from filing our 2014 U.S. federal income tax return. The fourth quarter discrete tax items net benefits of $7.3 million were driven primarily by the finalization of prior year IRS audits, valuation allowance releases and other statute of limitation tax reserve releases.

(3) Special (gains) and charges for 2016 included restructuring charges of $1.8 million, net of tax in the first quarter, and gains related to restructuring of  $1.9 million, $7.2 million,  $3.5 million net of tax, in the second, third and fourth quarters, respectively.  Special (gains) and charges for 2016 also included a charge of $42.9 million and $7.1 million net of tax, during the second and fourth quarters, respectively, associated with the downturn in the global energy market. Special (gains) and charges for 2016 also included a charge of $6.3 million, net of tax, during the second quarter related to other fixed asset impairments and inventory charges. Special (gains) and charges for 2016 also included a gain of $4.6 million, net of tax, during the fourth quarter of 2016, related to inventory cost policy harmonization efforts, initiated in 2015. Special (gains) and charges for 2016 also included a gain of $4.9 million, net of tax, during the second quarter related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2016 also included $2.6 million,  $14.6 million,  $6.6 million and $2.6 million, net of tax, in the first, second, third and fourth quarters, respectively, related to other charges, including litigation related charges.

(4) The first quarter 2016 discrete tax items net benefits of $4.8 million were driven primarily by the release of reserves for uncertain tax positions due to expiration of statute of limitations in non-U.S. jurisdictions. The second quarter 2016 discrete tax items net expenses of $3.9 million were driven by individually insignificant items, including adjustments to deferred tax asset and liability positions. The third quarter 2016 discrete tax items net expenses of $4.5 million were driven primarily by recognizing adjustments from filing our 2015 U.S. federal income tax return, partially offset by settlement of international tax matters and remeasurement of certain deferred tax assets and liabilities resulting from the application of an updated tax rate in an international jurisdiction. The fourth quarter discrete tax items net expenses of $0.3 million were driven by individually insignificant items, including tax charges related to optimizing our business structure and settlement of international tax matters, partially offset by valuation allowance releases and other adjustments.